Exhibit 10.15

              CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,
              PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
                         RIGHTS OF SERIES A CONVERTIBLE
                    PREFERRED STOCK, $.01 PAR VALUE PER SHARE


         It is hereby certified that:

         I. The name of the corporation is SDA America, Inc. (the "Corporation"), a Delaware corporation and wholly owned subsidiary of Secured Digital Applications, Inc., a Delaware corporation (the "Parent"). Capitalized terms used herein but not otherwise defined shall have the meanings assigned such term in that certain Securities Purchase Agreement, dated as of May 28, 2004, by and between the Parent, the Corporation and Laurus Master Fund, Ltd (the "Holder" and, together with all other holders of the Series A Preferred Stock referred to below, the "Holders").

         II. The certificate of incorporation of the Corporation, authorizes the issuance of 6,500,000 shares of Preferred Stock, $.01 par value per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue all of said shares in one or more Series by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         III. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it, has adopted the following resolution creating a class of Series A Cumulative Convertible Preferred Stock:

         RESOLVED, that a portion of the authorized shares of Preferred Stock of the Corporation shall be designated as a separate series possessing the rights and preferences set forth below:

         1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 6,500,000. Each share of Series A Preferred Stock shall have a stated value equal to $1 (as adjusted for any stock dividends, combinations or splits with respect to such shares, the "Stated Value"), and $.01 par value.

         2. Ranking. The Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.01 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless where such class or series of capital stock specifically, by its terms, ranks senior to or Pari Passu with the Series A Preferred Stock); (iii) on a parity with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


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3. Dividends.

                  (a) (i) The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive preferential dividends in cash out of any funds of the Parent before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the "Junior Stock") at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus two percent (2%) (the "Dividend Rate"), on the Stated Value per share of each share of Series A Preferred Stock then outstanding (as adjusted pursuant to Section 4 below) (the "Monthly Dividend Amount"). The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. The Dividend Rate shall not be less than six percent (6%). The Monthly Dividend Amount shall be (i) calculated on the basis of a 360 day year and (ii) payable commencing July 1, 2004 and on the first business day of each consecutive calendar month thereafter (each such date, a "Monthly Dividend Payment Date").

                  (ii) Each month by the tenth (10th) business day prior to each Monthly Dividend Payment Date (the "Notice Date"), the Holder shall deliver to the Parent a written notice in the form of Exhibit B attached hereto converting the Monthly Dividend Amount payable on the next Monthly Dividend Repayment Date in either cash or in fully paid and non assessable registered, freely tradeable shares of the common stock of the Parent (the "Parent's Common Stock"), or a combination of both (each, a "Dividend Notice"). If a Dividend Notice is not delivered by the Holder on or before the applicable Notice Date for such Monthly Dividend Payment Date, then the Parent shall pay the Monthly Dividend Amount due on such Monthly Dividend Payment Date in cash. Any portion of the Monthly Dividend Amount paid in cash on a Monthly Dividend Payment Date, shall be paid to the Holder in an amount equal to 102% of the Monthly Dividend Amount due and owing to Holder on the Monthly Dividend Payment Date. If the Holder converts all or a portion of the Monthly Dividend Amount in shares of Parent's Common Stock as provided herein, the number of such shares to be issued by the Parent to the Holder on such Dividend Payment Date shall be the number determined by dividing
(x) the portion of the Monthly Dividend Amount to be paid in shares of Parent's Common Stock, by (y) the then applicable Conversion Price (as defined below).

                  (iii) Subject to the conversion limitations set forth below, the Holder shall convert all or a portion of the Monthly Dividend Amount due on each Monthly Dividend Repayment Date in shares of the Parent's Common Stock if the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding such


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


Monthly Dividend Repayment Date was greater than or equal to 110% of the Fixed Conversion Price, provided, however, that such conversions shall not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Parent's Common Stock for the five (5) day trading period immediately preceding delivery of a Notice of Conversion to the Parent or the Corporation. Any part of the Monthly Dividend Amount due on a Monthly Dividend Repayment Date that the Holder has not converted into shares of the Parent's Common Stock shall be paid by the Parent in cash on such Monthly Dividend Repayment Date. Any part of the Monthly Dividend Amount due on such Monthly Dividend Repayment Date which must be paid in cash (as a result of the closing price of the Parent's Common Stock on one or more of the five (5) trading days preceding the applicable Monthly Dividend Repayment Date being less than 110% of the Fixed Conversion Price) shall be paid in cash at the rate of 102% of the Monthly Dividend Amount otherwise due on such Monthly Dividend Repayment Date, within three (3) business days of the applicable Monthly Dividend Repayment Date.

                  (b) The dividends on the Series A Preferred Stock at the rates provided above shall be cumulative whether or not earned so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series A Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the monthly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series A Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Parent, the Corporation or any Subsidiary of the Parent of the Corporation, as the case may be, to the purchase, redemption or other acquisition of the Series A Preferred Stock or Parri Passu Securities and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

                  (c) Dividends on all shares of the Series A Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a monthly dividend payment date herein specified and to end on the next succeeding monthly dividend payment date herein specified.

         4.       Liquidation Rights.

                  (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the Holders of the Series A Preferred Stock shall be entitled to receive before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series A Preferred Stock then outstanding and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to Holders of the Series A Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock.


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


                  (b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock nor the merger or consolidation of the Corporation with or into any other corporation or corporations nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this Section 4.

         5. Conversion into Parent's Common Stock. If the Parent shall have filed a registration statement with the Securities Exchange Commission covering shares of the Parent's Common Stock issuable to the Holders upon the conversion of Series A Preferred Stock, and such registration statement shall have been declared effective and remains effective, then the Series A Preferred Stock shall have the following conversion rights and obligations:

                  (a) Subject to the further provisions of this Section 5, the Corporation shall have the right at any time commencing after the issuance of the Series A Preferred Stock to redeem any outstanding Series A Preferred Stock, in cash, by paying the holder of such shares 120% of the stated value of the Series A Preferred Stock to be redeemed, plus any accrued and unpaid dividends that have accumulated on such Series A Preferred Stock. In connection with an optional redemption of the type set forth in this Section 5(a)(i), the Parent and the Corporation shall make the appropriate adjustments to their respective financial statements as are required by generally accepted accounting principles to be made to account for such optional redemption.





                  (b) Subject to the further provisions of this Section 5, each holder of shares of Series A Preferred Stock shall have the right at any time commencing after the issuance of the Series A Preferred Stock to such holder to convert such shares into fully paid and non-assessable shares of the Parent's Common Stock at the Conversion Price. All issued or accrued but unpaid dividends may be converted at the election of the holder simultaneously with the conversion of the Series A Preferred Stock being converted.

                  Notwithstanding anything contained herein to the contrary, no holder of the Series A Preferred shall be entitled to convert that amount of the Series A Preferred Stock that would (a) be convertible into that number of shares of the Parent's Common Stock which, when added to the number of shares of the Parent's Common Stock otherwise beneficially owned by such holder including those issuable upon exercise of warrants held by such holder would exceed 4.99%

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


of the outstanding shares of the Parent's Common at the time of conversion or
(b) exceed twenty five percent (25%) of the aggregate dollar trading volume of the Parent's Common Stock for the five (5) day trading period immediately preceding delivery of a Notice of Conversion. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in this paragraph shall automatically become null and void without any notice to Parent or the Corporation upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Parent or the Corporation, except that at no time shall the beneficial ownership exceed 19.99% of the Common Stock. Notwithstanding anything contained herein to the contrary, following the listing of the Parent on the NASDAQ SmallCap Market or the Nasdaq National Market, the number of shares of the Parent's Common Stock issuable by the Parent and acquirable by any holder of the Series A Preferred Stock at a price below $0.27 per share pursuant to the terms hereof, the Purchase Agreement or any Related Agreement, shall not exceed an aggregate of 17,976,786 shares of the Parent's Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Parent's Common Stock) (the "Maximum Common Stock Issuance"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Parent's shareholders. If at any point in time and from time to time, following the listing of the Parent on the NASDAQ SmallCap Market or the Nasdaq National Market, the number of shares of the Parent's Common Stock issued pursuant to the terms hereof, the Purchase Agreement or any Related Agreement, together with the number of shares of the Parent's Common Stock that would then be issuable by the Parent to any such holder of the Series A Preferred Stock in the event of a conversion or exercise pursuant to the terms hereof, the Purchase Agreement or any Related Agreement, would exceed the Maximum Common Stock Issuance but for the terms of this paragraph, the Parent shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of the Parent's Common Stock hereunder in excess of the Maximum Common Stock Issuance.



         (c) The number of shares of the Parent's Common Stock issuable upon conversion of each share of Series A Preferred Stock shall equal (i) the sum of
(A) the Stated Value per share, as amended pursuant to Section 5 hereof, and (B) at the Holders' election, accrued and unpaid dividends on such share, divided by
(ii) $0.35 (this clause (ii), the initial "Conversion Price").


         (d) The holder of any certificate for shares of Series A Preferred Stock desiring to convert any of such shares may give notice of its decision to convert the shares into common stock by delivering, along with the certificate(s) representing the shares of Series A Preferred Stock to be converted (if requested by the Corporation), an executed and completed notice of conversion in the form of Exhibit A hereto ("Notice of Conversion") to the Parent, the Corporation or the Parent's transfer agent (the "Conversion Date"). Each date on which any Notice of Conversion is delivered or telecopied to the Parent, the Corporation or the Parent's Transfer Agent in accordance with the

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

provisions hereof shall be deemed a Conversion Date. The Parent or the Corporation will cause the transfer agent to transmit the certificates representing the shares of the Parent's Common Stock issuable upon conversion of the Series A Preferred Stock (and a certificate representing the balance of the Series A Preferred Stock not so converted, if requested by the Holdrs) to the Holders by crediting the account of the Holders' prime broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Parent or the Corporation of the Notice of Conversion and the certificate(s) representing the shares of Series A Preferred Stock to be converted (the "Delivery Date"). The Parent is obligated to deliver to the respective Holder simultaneously with the aforedescribed Parent's Common Stock, at the election of the Holders, additional shares of the Parent's Common Stock representing the conversion at the Conversion Price, of dividends accrued on the Series A Preferred Stock being converted.

                  The Corporation understands that a delay in the delivery of the Parent's Common Stock in the form required pursuant to this Section beyond the Delivery Date could result in economic loss to the respective Holder. In the event that the Parent or the Corporation fails to direct its transfer agent to deliver the Parent's Common Stock to the respective Holder within the time frame set forth in Section 5 and the Common Stock is not delivered to such Holder by the Delivery Date, as compensation to such Holder for such loss, the Corporation agrees to pay late payments to such Holder for late issuance of the Parent's Common Stock in the form required pursuant to this Section 5 in the amount equal to the greater of (i) $200 per business day after the Delivery Date and (ii) such Holder's actual damages from such delayed delivery. The Parent shall pay any payments incurred under this Section in immediately available funds upon demand and, in the case of actual damages, accompanied by reasonable documentation of the amount of such damages.

                    In the case of the exercise of the conversion rights set forth in this Section 5 the conversion privilege shall be deemed to have been exercised and the shares of the Parent's Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Parent, the Corporation or the Parent's transfer agent of the Notice of Conversion. The person or entity entitled to receive Parent's Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Parent's Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series A Preferred Stock so converted.

                    Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

                    The Parent shall not be required, in connection with any conversion of Series A Preferred Stock, and payment of dividends on Series A Preferred Stock to issue a fraction of a share of its Series A Preferred Stock and shall instead deliver a stock certificate representing the next whole number.


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

         (e) The Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

         A. Stock Splits, Combinations and Dividends. If the shares of the Parent's Common Stock are subdivided or combined into a greater or smaller number of shares of the Parent's Common Stock, or if a dividend is paid on the Parent's Common Stock in shares of the Parent's Common Stock, the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of the Parent's Common Stock outstanding immediately after such event bears to the total number of shares of the Parent's Common Stock outstanding immediately prior to such event.

         B. Share Issuances. Subject to the provisions of this Section 5(e), if the Parent shall at any time prior to the conversion or repayment in full of the Stated Value of all outstanding shares of the Series A Preferred Stock issue any shares of the Parent's Common Stock or securities convertible into the Parent's Common Stock to a person other than the Holders (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Parent) for a consideration per share (the "Offer Price") less than the Conversion Price in effect at the time of such issuance, then the Conversion Price shall be immediately reset to such lower Offer Price at the time of issuance of such securities. For purposes hereof, the issuance of any security of the Parent convertible into or exercisable or exchangeable for the Parent's Common Stock shall result in an adjustment to the Conversion Price at the time of issuance of such securities.

         C. Reclassification, etc. If the Parent at any time shall, by reclassification or otherwise, change the Parent's Common Stock into the same or a different number of securities of any class or classes, the Series A Preferred Stock, as to the Stated Value of all outstanding shares thereof, together with and accrued dividends and fees thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Parent's Common Stock immediately prior to such reclassification or other change.

                  (f) (i) In the case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then, as part of such merger lawful provision shall be made so that holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a holder of the number of shares of the Parent's Common Stock into which such shares of Series A Preferred Stock might have been convertible by the holder immediately prior to such consolidation or merger. Such provision shall also provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (e) of this Section 5. The foregoing provisions of this Section 5(f) shall similarly apply to successive mergers.


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                           (ii) In case of any sale or conveyance to another
person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.


                  (g) Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this
Section 5, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Parent's transfer agent for the Series A Preferred Stock and the Parent's Common Stock; and either the Parent or the Corporation shall mail to each holder of record of Series A Preferred Stock notice of such adjusted conversion price.


                  (h) So long as any shares of Series A Preferred Stock shall remain outstanding and the holders thereof shall have the right to convert the same in accordance with provisions of this Section 5 the Parent shall at all times reserve from the authorized and unissued shares of its Parent's Common Stock a sufficient number of shares to provide for such conversions.


                  (i) The Parent or the Corporation, as the case may be, shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

  6. Voting Rights. The shares of Series A Preferred Stock shall not have voting rights.

  7.  Events of Default.

  Upon the occurrence and continuance of an Event of Default beyond any applicable grace period (as defined below) beyond any applicable grace period, the Holder shall, within five (5) days after written notice from Holder to the Corporation (each occurrence being a "Default Notice Period"), have the option

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to require the Corporation to redeem the Series A Preferred Stock held by the
Holder by the immediate payment to the Holder by the Corporation of a sum of money equal to (x) in the case of an Event of Default that occurs as a result the event set forth in Section 10.1(vi) of the By-Laws of the Corporation, 100% of the outstanding Stated Value, plus accrued and unpaid dividends and (y) in all other cases, 120% of the outstanding Stated Value, plus accrued and unpaid dividends (the "Default Payment"). If, with respect to any Event of Default, the Corporation cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of the Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to the Holder hereunder or under the Related Agreements, then to accrued and unpaid dividends due on the Series A Preferred Stock and then to the outstanding Stated Value of the Series A Preferred Stock.

         The occurrence of any of the following events set forth in Sections 7.1 through 7.10, inclusive, is an "Event of Default":

                  7.1 Failure to Make Payment. The Corporation fails to pay any payment required to be paid pursuant to the terms of hereof or the failure to timely pay any other sum of money due to the Holder from the Parent, the Corporation or any of their respective Subsidiaries and such failure continues for a period of five (5) business days following the date upon which such payment was due.

                  7.2 Breach of Covenant. The Parent, the Corporation or any of their respective Subsidiaries breaches any covenant or other term or condition of this Certificate of Designations, the Purchase Agreement or any Related Agreement in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after the occurrence thereof..

                  7.3 Breach of Representations and Warranties. Any representation or warranty of the Parent, the Corporation or any of their respective Subsidiaries made herein, in the Purchase Agreement or any Related Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect.

                  7.4 Receiver or Trustee. The Parent, the Corporation or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

                  7.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Parent, the Corporation or any of their respective Subsidiaries or any of their respective property or other assets for more than $150,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

                  7.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Parent, the Corporation or any of their respective Subsidiaries.

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


                  7.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Parent's Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Parent shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Parent's Common Stock on another Principal Market within sixty (60) days of such notice. The "Principal Market" for the Parent's Common Stock shall include the NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, the New York Stock Exchange or, at any time prior to three month anniversary of the Closing Date, the NASD OTCBB (whichever of the foregoing is at the time the principal trading exchange or market for the Parent's Common Stock, or any securities exchange or other securities market on which the Parent's Common Stock is then being listed or traded).

                  7.8 Default Under Related Agreements. An Event of Default occurs under and as defined in the Purchase Agreement, any Related Agreement, the Term Note Securities Purchase Agreement or any Related Agreement (as defined in the Term Note Securities Purchase Agreement) or any event of default (or similar term) occurs under any indebtedness of the Parent, the Corporation or any of its Subsidiaries.

                  7.9 Failure to Deliver Parent's Common Stock. The Parent shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required hereunder, and under the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) business days or
(ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

                  7.10 Change in Control. The occurrence of a change in the controlling ownership of the Parent.



                           DEFAULT RELATED PROVISIONS

         7.11 Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Parent shall pay the Holder a default amount of two percent (2%) per month on the then Stated Amount of the Series A Preferred Stock, which default amount shall be payable upon demand.

         7.12 Conversion Privileges. The conversion privileges set forth in
Section 5 shall be in full force and effect immediately from the date hereof and until the redemption in full of the Series A Preferred Stock.


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          7.13  Cumulative Remedies.  The remedies under this Certificate of
Designations shall be cumulative.

                  8.0. Status of Converted or Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

         In witness whereof, the Corporation has caused this Certificate to be executed on, this 28th day of May, 2004.



                                                SDA AMERICA, INC.

                                                By:   /s/ Patrick Soon-Hock Lim
                                                Name: Patrick Soon-Hock Lim
                                                Title: President



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                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert the Series A Convertible Preferred Stock of Belcher Capital Corporation

         The undersigned hereby irrevocably elects to convert ______________ shares of Series A Convertible Preferred Stock of SDA AMERICA, INC. and $_____________ of the dividend due, into shares of Parent's Common Stock according to the conditions hereof, as of the date written below.

Date of
Conversion:_____________________________________________________________________

Applicable Conversion Price Per
Share:__________________________________________________________________________



Number of Parent's Common Shares Issuable Upon This Conversion:_________________



Signature:______________________________________________________________________

Print Name:_____________________________________________________________________

Address:________________________________________________________________________

________________________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________





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





                                    EXHIBIT B

                                CONVERSION NOTICE

(To be executed by the Holder in order to convert all or part of a Monthly Dividend Amount into the Parent's Common Stock)

[Name and Address of Holder]


Holder hereby converts $_________ of the Monthly Dividend Amount due on [specify applicable Monthly Dividend Repayment Date] under the Convertible Term Note issued by dated May________, 2004__ by delivery of shares of the Parent's Common Stock of SDA AMERICA, INC. on and subject to the conditions set forth in Section 5.


1.       Conversion Price: $_______________________

2.       Amount to be paid: $_______________________

3.       Shares To Be Delivered (2 divided by 1):    __________________

4.       Cash payment to be made by the Parent :     $_____________________




Date: ____________                            LAURUS  MASTER FUND, LTD.


                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________




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